Exhibit 99.1

RADCam Evolves: AITX's RAD-I Launches Full-Scale Entry into SMB and Enterprise Markets

New Uses Significantly Expands RADCam Earnings and Deployment Opportunities

Detroit, Michigan, May 5, 2025 - Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK: AITX), through its subsidiary Robotic Assistance Devices, Inc. (RAD-I), today announced the expansion of RADCam™, its innovative AI-powered security device, into two additional distinct product lines to supplement the current residential solution positioning. Specifically, the Company is building RADCam software versions to specifically cater to high frequency small-to-medium business (SMB) needs. Furthermore, RADCam will have software modifications that allow it to be used on RAD-I's primarily platform, RADSoC™. RADCam on RADSoC effectively creates, within certain circumstances, a 'ROSA-mini' type solution that complements the current enterprise solutions offerings.

AITX

Artificial Intelligence Technology Solutions Inc.

RAD

an AITX company

ROBOTIC ASSISTANCE DEVICES

RADCam Announced for Small Medium Business and Enterprise Security Markets

These new configurations significantly expand RADCam's addressable market beyond residential use. With higher recurring revenue potential in the SMB and enterprise segments, the Company expects stronger margin contributions. Additionally, with inventory already in hand, RAD-I can begin fulfilling demand immediately, generating positive cash flow without requiring additional capital outlay.

"This expansion of RADCam into multiple market segments has always been part of our vision," said Steve Reinharz, CEO/CTO of AITX and all RAD subsidiaries. "We built RADCam with the flexibility to scale, evolve, and adapt to the needs of a wide range of clients. Whether it's a family looking to protect their home, a small business securing its storefront, or an enterprise managing hundreds of locations, RADCam is designed to deliver smart, responsive, and efficient security. This milestone marks another important step toward our goal of redefining the future of property protection through intelligent, AI-driven solutions."

Each version of RADCam is optimized for its intended environment. The residential model prioritizes simplicity and ease of use, with rapid emergency contact features and AI-powered deterrence accessible through the RADCam app. The SMB version builds on this foundation by supporting advanced features like SARA, RAD-I's AI-based security assistant, enabling real-time interactions and enhanced threat detection for storefronts, offices, and other commercial properties. For enterprise clients, the upcoming RADCam configuration integrates with RAD-I's central command software, RADSoC, offering large-scale coordination, multi-site visibility, and seamless management of security events across a distributed footprint.

"RADCam SMB and RADCam Enterprise bring our dealers new solutions to solve client challenges," said Mark Folmer, CPP, PSP, President of RAD-I. "There's a real sense of excitement across the security industry as more professionals see the potential of a low-cost, smart, interactive device that actively helps protect people and property. With this expansion, RADCam is no longer just a breakthrough in residential security, it's becoming a foundational tool for businesses and enterprises looking to modernize their security posture without adding headcount. The interest we're seeing from integrators, dealers, and end-users alike confirms we're bringing something truly valuable to the market."

Both the SMB and enterprise versions of RADCam are scheduled for phased rollout in or before the third quarter of calendar year 2025. The SMB configuration is expected to become available first, offering an accessible solution for businesses seeking immediate improvements in site security and responsiveness. The enterprise model, currently undergoing advanced testing, features full RADSoC integration and offers a functionality set similar to a streamlined ROSA™ unit, providing multi-device management, centralized command, and scalable threat detection across complex environments.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD-I), is redefining the nearly $50 billion (US) security and guarding services industryi through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD-I solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD-I delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD-I technologies, AI-based analytics and software platforms are developed in-house.

RAD-I has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD-I expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD-I, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

i https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/